FOR:	NATHAN'S FAMOUS, INC.

COMPANY	Ronald G. DeVos, Vice President - Finance and CFO
CONTACT:	(516) 338-8500 ext. 229

FOR IMMEDIATE RELEASE

NATHAN'S FAMOUS, INC.
REPORTS SECOND QUARTER RESULTS
NAMES HOWARD M. LORBER EXECUTIVE CHAIRMAN
AND ERIC GATOFF CHIEF EXECUTIVE OFFICER

WESTBURY, N.Y., November 06, 2006 -- Nathan's Famous, Inc. (NASDAQ:NATH) today reported results for its second quarter of its 2007 fiscal year that ended September 24, 2006.

Net income for the twenty-six weeks ended September 24, 2006 was $3,240,000 or $0.56 per basic share and $0.52 per diluted share as compared to $4,277,000 or $0.77 per basic share and $0.66 per diluted share for the twenty-six weeks ended September 25, 2005.

Nathan’s realized gains of $400,000 and $2,819,000, during the 2006 and 2005 periods, respectively, from the sale of a previously owned vacant parcel of land and adjacent leasehold interest. The effect of these gains, net of tax, were $239,000 or $0.04 per basic and diluted share, during the twenty-six weeks ended September 24, 2006 and $1,724,000 or $0.31 and $0.27 per basic and diluted share, respectively, during the twenty-six weeks ended September 25, 2005.

Earnings from continuing operations increased by 15.5% to $2,978,000 or $0.52 per basic share and $0.48 per diluted share for the twenty-six weeks ended September 24, 2006 as compared to $2,578,000 or $0.46 per basic share and $0.40 per diluted share for the twenty-six weeks ended September 25, 2005. Total revenue from continuing operations increased by 10.1% to $25,368,000 during the twenty-six weeks ended September 24, 2006 as compared to $23,035,000 during the twenty-six weeks ended September 25, 2005.

Net income for the thirteen weeks ended September 24, 2006 was $1,844,000 or $0.32 per basic share and $0.30 per diluted share as compared to $3,108,000 or $0.56 per basic share and $0.48 per diluted share for the thirteen weeks ended September 25, 2005.

Earnings from continuing operations increased by 14.1% to $1,582,000 or $0.27 per basic share and $0.26 per diluted share for the thirteen weeks ended September 24, 2006 as compared to $1,387,000 or $0.25 per basic share and $0.21 per diluted share for the thirteen weeks ended September 25, 2005. Total revenue from continuing operations increased by 12.6% to $13,124,000 during the thirteen weeks ended September 24, 2006 as compared to $11,653,000 during the thirteen weeks ended September 25, 2005.

NATHAN’S REPORTS/2

Wayne Norbitz, President and Chief Operating Officer said, “Management is extremely pleased that this is the fourteenth consecutive quarter in which quarterly profits from continuing operations have increased as compared to the same period of the prior year.”

Nathan’s also announced that Howard M. Lorber was appointed as Executive Chairman of the Board of the Company. Mr. Lorber has served as the Company’s Chairman of the Board since 1990, Chief Executive Officer since 1993 and a Director since 1987. He will continue to serve as a Director.

Eric Gatoff has been named Chief Executive Officer. Mr. Gatoff has served as the Company’s Vice President and Corporate Counsel since 2003 and a Director since 2005. He will continue to serve as a Director.

Both new appointments are effective January 1, 2007.

Wayne Norbitz, the Company’s President and Chief Operating Officer and a Director, will continue in those capacities as he has since 1989.

The Company also reported the following:

•
The Branded Product Program, featuring the sale of Nathan’s hot dogs to the foodservice industry, has continued its growth. Sales increased by 16.0% to $9,937,000 during the twenty-six weeks ended September 24, 2006 as compared to sales of $8,563,000 during the twenty-six weeks ended September 25, 2005.

•
Revenues from Nathan’s other operating profit centers, including company-owned restaurants, restaurant franchising, retail licensing, and sales to its television marketer, increased by $1,000,000 or 7.2% compared to the twenty-six weeks ended September 25, 2005.

•
Nathan’s incurred new administrative expenses during the twenty-six weeks ended September 24, 2006 of $122,000 in connection with the adoption of a new accounting standard requiring that the fair value of options granted be charged against earnings, $92,000 in connection with professional services associated with its preparations to comply with the Sarbanes-Oxley Section 404 requirements and severance expense of $73,000.

At September 24, 2006, Nathan’s products were distributed in 49 states, the District of Columbia and 13 foreign countries through its restaurant system, Branded Product Program and retail licensing activities. At September 24, 2006, Nathan’s restaurant system consisted of 360 franchised or licensed units and six company-owned units (including one seasonal unit) featuring the Nathan’s, Miami Subs and Kenny Rogers Roasters brands. For additional information about Nathan’s, Kenny Rogers Roasters or Miami Subs please visit our website at www.nathansfamous.com

NATHAN’S REPORTS/3

Except for historical information contained in this news release, the matters discussed are forward looking statements that involve risks and uncertainties. Words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, and similar expressions identify forward-looking statements, which are based on the current belief of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. Among the factors that could cause actual results to differ materially are the following: the effect of business and economic conditions; the impact of competitive products and pricing; capacity; the regulatory and trade environment; and the risk factors reported from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update such forward-looking statements.

NATHAN’S REPORTS/4

Nathan's Famous, Inc.
Financial Highlights

	Thirteen weeks Ended
	(unaudited)
	Sept. 24, 2006	Sept. 25, 2005

Total revenues from continuing operations	$13,124,000	$11,653,000

Income from continuing operations	$1,582,000	$1,387,000

Income from discontinued operations	$262,000	$1,721,000

Net income	$1,844,000	$3,108,000

Basic income per share
Income from continuing operations	$0.27	$0.25
Income from discontinued operations	0.05	0.31
Net income	$0.32	$0.56

Diluted income per share
Income from continuing operations	$0.26	$0.21
Income from discontinued operations	0.04	0.27
Net income	$0.30	$0.48

Weighted-average shares used in computing
income per share
Basic	5,773,000	5,566,000
Diluted	6,227,000	6,527,000

NATHAN’S REPORTS/5

Nathan's Famous, Inc.
Financial Highlights

	Twenty-six weeks Ended
	(unaudited)
	Sept. 24, 2006	Sept. 25, 2005

Total revenues from continuing operations	$25,368,000	$23,035,000

Income from continuing operations	$2,978,000	$2,578,000

Income from discontinued operations	$262,000	$1,699,000

Net income	$3,240,000	$4,277,000

Basic income per share
Income from continuing operations	$0.52	$0.46
Income from discontinued operations	0.04	0.31
Net income	$0.56	$0.77

Diluted income per share
Income from continuing operations	$0.48	$0.40
Income from discontinued operations	0.04	0.26
Net income	$0.52	$0.66

Weighted-average shares used in computing
income per share
Basic	5,753,000	5,560,000
Diluted	6,266,000	6,501,000